Exhibit 99

News Release

FOR IMMEDIATE RELEASE	Contact:	Alan D. Eskow
Senior Executive Vice President and
Chief Financial Officer
973-305-4003

VALLEY NATIONAL BANCORP REPORTS A 27 PERCENT INCREASE
IN FIRST QUARTER NET INCOME

WAYNE, NJ – April 26, 2017 -- Valley National Bancorp (NYSE:VLY), the holding company for Valley National Bank, today reported net income for the first quarter of 2017 of $46.1 million, or $0.17 per diluted common share as compared to the first quarter of 2016 earnings of $36.2 million, or $0.14 per diluted common share and net income of $50.1 million, or $0.19 per diluted common share, for the fourth quarter of 2016. Net income for the fourth quarter of 2016 included $7.3 million in pre-tax gains realized on $170 million of seasoned 30-year fixed rate residential mortgage loans sold, as well as higher periodic loan fee income.
Key financial highlights for the first quarter:

•
Net Interest Income and Margin: Net interest income on a tax equivalent basis of $164.7 million for the first quarter of 2017 increased $14.6 million as compared to the first quarter of 2016, and decreased $1.9 million as compared to the fourth quarter of 2016. Our net interest margin on a tax equivalent basis of 3.14 percent for the first quarter of 2017 increased by 6 basis points as compared to the first quarter of 2016, and decreased 13 basis points from the fourth quarter of 2016. The decrease in net interest income and margin for the first quarter of 2017 as compared to the linked fourth quarter was mainly caused by a combined $5.9 million decline in interest income from derivative swap and loan prepayment fees. See the "Net Interest Income and Margin" section below for more details.

•
Loan Portfolio: Loans increased by $213.4 million, or 5.0 percent on an annualized basis, to $17.4 billion at March 31, 2017 from December 31, 2016 largely due to a $307.7 million net increase in total commercial real estate loans. The overall loan growth was partially offset by a decrease of $122.5 million in residential mortgage loans caused, in part, by the transfer of approximately $104 million of performing 30-year fixed rate mortgages to loans held for sale at March 31, 2017. The sale of these loans is expected to be completed during the second quarter of 2017 and result in a pre-tax gain greater than $3 million. Total new organic loan originations, excluding new lines of credit and purchased loans, totaled approximately $740 million mostly within the commercial loan categories during the first quarter of 2017. See additional information under the "Loans, Deposits and Other Borrowings" section below.

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Asset Quality: Non-performing assets (including non-accrual loans) increased by 4.2 percent to $51.5 million at March 31, 2017 as compared to $49.4 million at December 31, 2016 due to moderate increases in both non-accrual loans and other real estate owned. Total accruing past due and non-accrual loans as a percentage of our entire loan portfolio of $17.4 billion increased to 0.61 percent at March 31, 2017 from 0.55 percent at December 31, 2016 mostly due to an increase in commercial loans past due 30 to 59 days.

Valley National Bancorp (NYSE: VLY)
2017 First Quarter Earnings
April 26, 2017

•
Provision for Credit Losses: During the first quarter of 2017, we recorded a $2.5 million provision for credit losses as compared to a provision of $3.8 million and $800 thousand for the fourth quarter of 2016 and first quarter of 2016, respectively. For the first quarter of 2017, we recognized net loan charge-offs totaling $1.4 million as compared to $110 thousand and $1.5 million for the fourth quarter of 2016 and first quarter of 2016, respectively. The increase in net loan charge-offs from the fourth quarter was largely due to an increase in commercial and industrial loan charge-offs. See further details under the "Credit Quality" section below.

•
Non-Interest Income: Non-interest income decreased $7.6 million, or 23.3 percent, to $25.1 million for the first quarter of 2017 from $32.7 million for the fourth quarter of 2016 mostly due to an $8.2 million decrease in net gains on sales of residential mortgage loans caused by the aforementioned sale of $170 million of residential mortgage loans during the linked fourth quarter. This decline in non-interest income was partially offset by a $1.2 million increase in non-interest income from bank owned life insurance which was largely related to death benefits received in the first quarter of 2017.

•
Non-Interest Expense: Non-interest expense decreased $3.9 million, or 3.1 percent, to $121.0 million for the first quarter of 2017 from the fourth quarter of 2016 mainly due to a $8.1 million decrease in the amortization of tax credit investments. The decrease was partially offset by (i) a $2.3 million increase in salary and employee benefit expense largely driven by normal increases in payroll taxes and stock-based compensation expense and (ii) a $1.5 million increase in net occupancy and equipment expense mostly due to seasonal maintenance expense.

•
Income Tax Expense: Income tax expense totaled $18.1 million for the first quarter of 2017 and remained relatively stable as a percentage of pre-tax income as compared to the linked quarter. Our effective tax rate was 28.2 percent, 26.8 percent, and 28.5 percent for the first quarter of 2017, fourth quarter of 2016, and first quarter of 2016, respectively. For the remainder of 2017, we anticipate that our effective tax rate will range from 28 percent to 31 percent primarily reflecting the impacts of tax-exempt income, tax-advantaged investments and general business credits.

•
Capital Strength: Valley's regulatory capital ratios continue to reflect its strong capital position. Valley's total risk-based capital, Tier 1 capital, Tier 1 leverage capital, and Tier 1 common capital ratios were 11.96 percent, 9.76 percent, 7.70 percent and 9.12 percent, respectively, at March 31, 2017.

Gerald H. Lipkin, Chairman & CEO commented that, “We are pleased with our earnings performance in the first quarter of 2017 which reflected a 27 percent increase in net income as compared to the first quarter of 2016 driven by a solid net interest margin of 3.14 percent despite lower commercial loan and swap fees as compared to the linked fourth quarter. Our net income for the first quarter continued to benefit from strong loan growth mainly within the commercial real estate portfolio and our ability to maintain a low overall cost of funds. The credit quality of our balance sheet remained well-controlled as net loan charge-offs to average loans totaled 0.03 percent for the first quarter of 2017."
Mr. Lipkin added, "In December 2016, Valley announced a company-wide earnings enhancement initiative called LIFT. The discovery and feasibility study phases for LIFT are currently underway and expected to be completed on schedule in the second quarter of 2017. The implementation phase of the initiative will commence in the third quarter of 2017 and is expected to be fully phased-in over a 24 month

Valley National Bancorp (NYSE: VLY)
2017 First Quarter Earnings
April 26, 2017

period. Although it is premature to provide specific details on LIFT at this time, we can report that we are delighted with the significant efforts by our dedicated management team and employees to ultimately make this program a success for Valley, its customers and shareholders. We fully expect this endeavor, combined with our continued growth strategies, to strongly position Valley to deliver on its future performance goals and allow us to provide the financial banking experience expected in today's rapidly changing environment."
Net Interest Income and Margin
Net interest income on a tax equivalent basis totaling $164.7 million for the first quarter of 2017 increased $14.6 million from the first quarter of 2016 and decreased $1.9 million as compared to the fourth quarter of 2016. Interest income on a tax equivalent basis decreased $2.0 million to $201.3 million for the first quarter of 2017 as compared to the fourth quarter of 2016 mainly due to a 23 basis point decline in the yield on average loans, partially offset by increases of $533.3 million and $156.1 million in average loans and taxable investments, respectively, and a 18 basis point increase in the yield on average taxable investments. The decrease in yield on average loans for the first quarter of 2017 as compared to the linked fourth quarter was mostly due to a decline of $5.9 million in periodic commercial loan fee income related to derivative interest rate swaps executed with customers and loan prepayment penalty fees. Interest expense of $36.6 million for the three months ended March 31, 2017 decreased $113 thousand as compared to the fourth quarter of 2016. During the first quarter of 2017, our interest expense on deposits and long-term borrowings declined by approximately $237 thousand and $292 thousand, respectively, from the linked fourth quarter largely due to two less days during the first quarter. The reduction in interest expense from these interest bearing liabilities was largely offset by additional interest expense from increased short-term borrowings during the first quarter of 2017. Average short-term borrowings increased $296.7 million as compared to the fourth quarter of 2016 due to new FHLB borrowings used to offset a decline in deposits and fund new loans during the first quarter of 2017.
Our net interest margin on a tax equivalent basis of 3.14 percent for the first quarter of 2017 increased by 6 basis points as compared to the first quarter of 2016, and decreased 13 basis points from the fourth quarter of 2016. The yield on average interest earning assets decreased by 15 basis points on a linked quarter basis mostly due to the lower yield on average loans. The yield on average loans decreased 23 basis points to 4.04 percent for the first quarter of 2017 and was negatively impacted by the aforementioned decreases in periodic commercial loan fees as compared to the fourth quarter of 2016. The yield on average taxable investment securities increased by 18 basis points to 2.78 percent for the first quarter of 2017 from the fourth quarter of 2016 largely due to a decline in premium amortization expense caused by lower principal repayments on residential mortgage-backed securities. The overall cost of average interest bearing liabilities decreased by 2 basis points during the first quarter of 2017 from 0.98 percent in the linked fourth quarter of 2016. The decrease was due, in part, to a 8 basis point decline in the cost of long-term borrowings mostly caused by two less days during the first quarter of 2017. Our cost of total deposits was 0.45 percent for the first quarter of 2017 as compared to 0.46 percent for the fourth quarter of 2016.
Loans, Deposits and Other Borrowings
Loans. Loans increased $213.4 million, or 5.0 percent on an annualized basis, to approximately $17.4 billion at March 31, 2017 from December 31, 2016, net of the $104 million of residential mortgage loans transferred to loans held for sale during the first quarter of 2017 and a $116.8 million decline in the PCI loan portion of the portfolio. During the first quarter of 2017, Valley also originated $112.7 million of

Valley National Bancorp (NYSE: VLY)
2017 First Quarter Earnings
April 26, 2017

residential mortgage loans for sale rather than investment. Loans held for sale totaled $115.1 million and $57.7 million at March 31, 2017 and December 31, 2016, respectively. See additional information regarding our residential mortgage loan activities below.
Total commercial and industrial loans increased $4.1 million, or 0.6 percent on an annualized basis, from December 31, 2016 to approximately $2.6 billion at March 31, 2017. The loan volumes were largely offset by a $37.0 million decline in the PCI loan portion of the portfolio during the first quarter of 2017. Exclusive of the decline in PCI loans, the non-PCI commercial and industrial loan portfolio increased by approximately 7.0 percent on an annualized basis to $2.4 billion at March 31, 2017 from December 31, 2016. This growth in non-PCI loans was largely due to a few large customer relationships, including a secured commercial lending arrangement with a large regional auto retailer. In addition to the PCI loan repayments, the level of loan growth within this portfolio continues to be challenged by strong market competition for both new and existing commercial loan borrowers within our primary markets.
Commercial real estate loans (excluding construction loans) increased $296.8 million from December 31, 2016 to $9.0 billion at March 31, 2017 mostly due to a $322.9 million, or 16.9 percent on an annualized basis, increase in the non-PCI loan portfolio. The increase in non-PCI loans was primarily due to solid organic loan volumes in New York and New Jersey, as well as approximately $178 million of loan participations (mostly multi-family loans in New York City) purchased in the first quarter of 2017. The purchased participation loans continue to be predominantly seasoned loans with expected shorter durations. Each purchased participation loan is reviewed by Valley under its normal underwriting criteria and stress-tested to assure its credit quality. The organic loan volumes generated across a broad-based segment of borrowers within the commercial real estate portfolio were partially offset by a $26.2 million decline in the acquired PCI loan portion of the portfolio. Construction loans increased $10.9 million, or 5.3 percent on an annualized basis, to $835.9 million at March 31, 2017 from December 31, 2016. The increase was mostly due to advances on existing construction projects.
Total residential mortgage loans decreased $122.5 million, or approximately 17.1 percent on an annualized basis, to approximately $2.7 billion at March 31, 2017 from December 31, 2016 mostly due to the aforementioned mortgages transferred to loans held for sale, as well as a large percentage of new loans originated for sale rather than investment during the first quarter of 2017. Valley sold approximately $159.9 million of residential mortgage loans originated for sale (including $57.7 million of loans held for sale at December 31, 2016) during the first quarter of 2017. New and refinanced residential mortgage loan originations totaled approximately $163.7 million for the first quarter of 2017 as compared to $371.3 million and $83.6 million for the fourth quarter of 2016 and first quarter of 2016, respectively. Of the $163.7 million in total originations, $15.3 million, or 9.3 percent, represented new Florida residential mortgage loans.
Home equity loans totaling $458.9 million at March 31, 2017 decreased by $10.1 million as compared to December 31, 2016 mostly due to normal repayment activity, including a $3.1 million decline in the PCI loan portion of the portfolio. New home equity loan volumes and customer usage of existing home equity lines of credit continue to be weak, despite the relatively favorable low interest rate environment.
Automobile loans increased by $10.8 million, or 3.8 percent on an annualized basis, to $1.2 billion at March 31, 2017 as compared to December 31, 2016. Our auto volumes have continued to outpace repayments for two consecutive quarters since we introduced an automated tool to improve the decision-making process for our auto dealer network during the third quarter of 2016. The enhanced decision model and continued growth in our relatively new Florida markets are expected to continue a moderately

Valley National Bancorp (NYSE: VLY)
2017 First Quarter Earnings
April 26, 2017

positive growth trend in the auto portfolio during the second quarter of 2017. During the first quarter of 2017, the Florida dealership network contributed over $24 million in auto loan originations, representing approximately 17 percent of Valley's total new auto loan production for the period.
Other consumer loans increased $23.4 million, or 16.2 percent on an annualized basis, to $600.5 million at March 31, 2017 as compared to $577.1 million at December 31, 2016 mainly due to continued growth and customer usage of collateralized personal lines of credit.
Deposits. Total deposits decreased $399.6 million, or 2.3 percent, to approximately $17.3 billion at March 31, 2017 from December 31, 2016 mostly due to runoff related to one large commercial money market customer, a $68.6 million decrease in brokered money market deposit account balances and general period end fluctuations in both commercial and retail customer balances. Non-interest bearing deposits; savings, NOW, money market deposits; and time deposits represented approximately 30 percent, 51 percent and 19 percent of total deposits as of March 31, 2017. The composition of deposits based upon the period end balances remained relatively unchanged at March 31, 2017 as compared to December 31, 2016.
Other Borrowings. Short-term borrowings increased $564.0 million to $1.6 billion at March 31, 2017 as compared to December 31, 2016 largely due to new FHLB advances used as alternate funding for the aforementioned decline in money market deposits, as well as for additional liquidity and loan funding purposes. Long-term borrowings also increased $200.1 million to $1.6 billion at March 31, 2017 as compared to December 31, 2016 due to new FHLB advances with contractual terms between 13 and 15 months.
Credit Quality
Non-Performing Assets. Our past due loans and non-accrual loans discussed further below exclude PCI loans. Under U.S. GAAP, the PCI loans (acquired at a discount that is due, in part, to credit quality) are accounted for on a pool basis and are not subject to delinquency classification in the same manner as loans originated by Valley. At March 31, 2017, our PCI loan portfolio totaled $1.7 billion, or 9.5 percent of our total loan portfolio.
Total non-performing assets (NPAs), consisting of non-accrual loans, other real estate owned (OREO) properties, other repossessed assets, and non-accrual debt securities increased $2.1 million, or 4.2 percent, to $51.5 million at March 31, 2017 as compared to $49.4 million at December 31, 2016 mostly due to moderate increases in non-accrual loans and other real estate owned during the first quarter of 2017. However, non-accrual loans continued to represent only 0.22 percent of our total loans at both March 31, 2017 and December 31, 2016.
Total accruing past due loans (i.e., loans past due 30 days or more and still accruing interest) increased $11.4 million to $68.1 million, or 0.39 percent of total loans, at March 31, 2017 as compared to $56.7 million, or 0.33 percent of total loans, at December 31, 2016. The higher level of accruing past due loans was primarily caused by increases of $23.0 million and $5.7 million in commercial and industrial loans and commercial real estate loans past due 30 to 59 days at March 31, 2017, respectively, as compared to December 31, 2016. The increase in the past due commercial and industrial loans was mainly due to loans collateralized by New York City (NYC) taxi cab medallions totaling $21.6 million, of which $15.3 million represented performing matured loans in the normal process of renewal. The $5.7 million increase in past due commercial real estate loans was largely due to one internally classified relationship totaling $5.9

Valley National Bancorp (NYSE: VLY)
2017 First Quarter Earnings
April 26, 2017

million. Partially offsetting these increases, loans past due 60 to 89 days and loans 90 days or more past due categories declined by $12.7 million and $1.4 million at March 31, 2017, respectively, mostly due to the renewal of matured loans reported in such categories at December 31, 2016.
At March 31, 2017, our entire taxi medallion loan portfolio totaled $150.2 million, consisting of $139.4 million and $10.8 million of NYC and Chicago taxi medallion loans, respectively. At March 31, 2017, the Chicago medallion portfolio included impaired loans of $6.3 million with related reserves of $2.6 million within the allowance for loan losses. Loans past due 30 to 59 days included the aforementioned $21.6 million of NYC taxi medallion loans at March 31, 2017 which are mostly in the process of renewal. Valley's historical taxi medallion lending criteria has been conservative in regards to capping the loan amounts in relation to market valuations, as well as obtaining personal guarantees and other collateral whenever possible. We will continue to closely monitor this portfolio's performance and the potential impact of the changes in market valuation for taxi medallions due to competing car service providers and other factors. Despite the slight increase in our total delinquent loans, we believe our credit quality metrics continued to reflect our solid underwriting standards at March 31, 2017. However, we can provide no assurances as to the future level of our loan delinquencies.
Allowance for Credit Losses. The following table summarizes the allocation of the allowance for credit losses to specific loan categories and the allocation as a percentage of each loan category (including PCI loans) at March 31, 2017, December 31, 2016, and March 31, 2016:

	March 31, 2017		December 31, 2016		March 31, 2016
		Allocation		Allocation		Allocation
		as a % of		as a % of		as a % of
	Allowance	Loan	Allowance	Loan	Allowance	Loan
	Allocation	Category	Allocation	Category	Allocation	Category
	($ in thousands)
Loan Category:
Commercial and industrial loans*	$53,541	2.03%	$53,005	2.01%	$50,677	2.00%
Commercial real estate loans:
Commercial real estate	38,146	0.42%	36,405	0.42%	31,812	0.42%
Construction	18,156	2.17%	19,446	2.36%	16,642	2.14%
Total commercial real estate loans	56,302	0.57%	55,851	0.59%	48,454	0.58%
Residential mortgage loans	3,592	0.13%	3,702	0.13%	4,209	0.14%
Consumer loans:
Home equity	433	0.09%	486	0.10%	1,061	0.22%
Auto and other consumer	3,828	0.22%	3,560	0.21%	3,274	0.20%
Total consumer loans	4,261	0.19%	4,046	0.19%	4,335	0.20%
Total allowance for credit losses	$117,696	0.67%	$116,604	0.68%	$107,675	0.67%
Allowance for credit losses as a %
of non-PCI loans		0.75%		0.75%		0.77%

* Includes the reserve for unfunded letters of credit.

Our loan portfolio, totaling $17.4 billion at March 31, 2017, had net loan charge-offs of $1.4 million for the first quarter of 2017 as compared to $110 thousand and $1.5 million for the fourth quarter of 2016

Valley National Bancorp (NYSE: VLY)
2017 First Quarter Earnings
April 26, 2017

and the first quarter of 2016, respectively. The linked quarter over quarter increase in net loan charge-offs was mainly due to the full charge-off of one loan relationship totaling $1.5 million within the commercial and industrial loan portfolio. During the first quarter of 2017, we recorded a $2.5 million provision for credit losses as compared to $3.8 million and $800 thousand for the fourth quarter of 2016 and the first quarter of 2016, respectively. The quarter over quarter increase in the provision was mostly due to solid first quarter loan growth and an increase in allocated reserves for internally classified loans at March 31, 2017.

The allowance for credit losses, comprised of our allowance for loan losses and reserve for unfunded letters of credit, as a percentage of total loans was 0.67 percent at March 31, 2017 as compared to 0.68 percent and 0.67 percent of total loans at December 31, 2016 and March 31, 2016, respectively. At March 31, 2017, our allowance allocations for losses as a percentage of total loans remained relatively stable in most loan categories as compared to December 31, 2016, but declined 0.19 percent for construction loans primarily due to the continued low level of recent loss experience in this portfolio. There were no construction loan charge-offs in the first quarter of 2017 and the year ended December 31, 2016.
Our allowance for credit losses as a percentage of total non-PCI loans (excluding PCI loans with carrying values totaling approximately $1.7 billion) was 0.75 percent at both March 31, 2017 and December 31, 2016, as compared to 0.77 percent at March 31, 2016. PCI loans are accounted for on a pool basis and initially recorded net of fair valuation discounts related to credit which may be used to absorb future losses on such loans before any allowance for loan losses is recognized subsequent to acquisition. Due to the adequacy of such discounts, there were no allowance reserves related to PCI loans at March 31, 2017, December 31, 2016 and March 31, 2016.
About Valley
Valley National Bancorp is a regional bank holding company headquartered in Wayne, New Jersey with over $23 billion in assets. Its principal subsidiary, Valley National Bank, currently operates over 200 branch locations in northern and central New Jersey, the New York City boroughs of Manhattan, Brooklyn, Queens and Long Island, and Florida. Valley National Bank is one of the largest commercial banks headquartered in New Jersey with Executive Offices in Manhattan and West Palm Beach. Helping communities grow and prosper is the heart of Valley’s corporate citizenship philosophy. For more information about Valley National Bank and its products and services, please visit a convenient branch location, www.valleynationalbank.com or call our 24/7 Customer Service Team at 800-522-4100.
Forward Looking Statements
The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, acquisitions, relationships, opportunities, taxation, technology, market conditions and economic expectations. These statements may be identified by such forward-looking terminology as “should,” “expect,” “believe,” “view,” “opportunity,” “allow,” “continues,” “reflects,” “typically,” “usually,” “anticipate,” or similar statements or variations of such terms. Such forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from such forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to:

Valley National Bancorp (NYSE: VLY)
2017 First Quarter Earnings
April 26, 2017

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weakness or a decline in the U.S. economy, in particular in New Jersey, New York Metropolitan area (including Long Island) and Florida as well as an unexpected decline in commercial real estate values within our market areas;

•	less than expected cost savings and revenue enhancement from Valley's cost reduction plans including its earnings enhancement program called "LIFT";

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damage verdicts or settlements or restrictions related to existing or potential litigations arising from claims of breach of fiduciary responsibility, negligence, fraud, contractual claims, environmental laws, patent or trade mark infringement, employment related claims, and other matters;

•	the loss of or decrease in lower-cost funding sources within our deposit base may adversely impact our net interest income and net income;

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cyber attacks, computer viruses or other malware that may breach the security of our websites or other systems to obtain unauthorized access to confidential information, destroy data, disable or degrade service, or sabotage our systems;

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results of examinations by the OCC, the FRB, the CFPB and other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our allowance for credit losses, write-down assets, require us to reimburse customers, change the way we do business, or limit or eliminate certain other banking activities;

•
changes in accounting policies or accounting standards, including the new authoritative accounting guidance (known as the current expected credit loss (CECL) model) which may increase the required level of our allowance for credit losses after adoption on January 1, 2020;

•	higher or lower than expected income tax expense or tax rates, including increases or decreases resulting from changes in tax laws, regulations and case law;

•	our inability to pay dividends at current levels, or at all, because of inadequate future earnings, regulatory restrictions or limitations, and changes in our capital requirements;

•	higher than expected loan losses within one or more segments of our loan portfolio;

•	unanticipated loan delinquencies, loss of collateral, decreased service revenues, and other potential negative effects on our business caused by severe weather or other external events;

•	unexpected significant declines in the loan portfolio due to the lack of economic expansion, increased competition, large prepayments, changes in regulatory lending guidance or other factors;

•	the failure of other financial institutions with whom we have trading, clearing, counterparty and other financial relationships; and

•	inability to retain and attract customers and qualified employees.
A detailed discussion of factors that could affect our results is included in our SEC filings, including the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2016.
We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in our expectations. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.
# # #
-Tables to Follow-

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

SELECTED FINANCIAL DATA

	Three Months Ended
	March 31,	December 31,	March 31,
($ in thousands, except for share data)	2017	2016	2016
FINANCIAL DATA:
Net interest income	$162,529	$164,395	$148,153
Net interest income - FTE (1)	164,702	166,601	150,144
Non-interest income	25,059	32,660	21,448
Non-interest expense	120,952	124,829	118,225
Income tax expense	18,071	18,336	14,389
Net income	46,095	50,090	36,187
Dividends on preferred stock	1,797	1,797	1,797
Net income available to common shareholders	$44,298	$48,293	$34,390
Weighted average number of common shares outstanding:
Basic	263,797,024	256,422,437	254,075,349
Diluted	264,546,266	256,952,036	254,347,420
Per common share data:
Basic earnings	$0.17	$0.19	$0.14
Diluted earnings	0.17	0.19	0.14
Cash dividends declared	0.11	0.11	0.11
Closing stock price - high	12.76	11.97	9.67
Closing stock price - low	11.28	9.46	8.31
FINANCIAL RATIOS:
Net interest margin	3.10%	3.23%	3.04%
Net interest margin - FTE (1)	3.14	3.27	3.08
Annualized return on average assets	0.80	0.88	0.67
Annualized return on average shareholders' equity	7.69	8.70	6.52
Annualized return on average tangible shareholders' equity (2)	11.09	12.76	9.75
Efficiency ratio (3)	64.48	63.35	69.71
AVERAGE BALANCE SHEET ITEMS:
Assets	$22,996,286	$22,679,991	$21,680,278
Interest earning assets	20,949,464	20,388,486	19,487,470
Loans	17,313,100	16,779,765	15,993,543
Interest bearing liabilities	15,285,171	14,928,160	14,335,698
Deposits	17,366,768	17,428,646	16,380,594
Shareholders' equity	2,399,159	2,304,208	2,219,570

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

	As Of
BALANCE SHEET ITEMS:	March 31,	December 31,	September 30,	June 30,	March 31,
(In thousands)	2017	2016	2016	2016	2016
Assets	$23,220,456	$22,864,439	$22,368,453	$21,809,738	$21,727,523
Total loans	17,449,498	17,236,103	16,634,135	16,499,180	16,135,987
Non-PCI loans	15,794,797	15,464,601	14,777,020	14,523,779	14,020,566
Deposits	17,331,141	17,730,708	16,972,183	16,356,058	16,408,426
Shareholders' equity	2,398,541	2,377,156	2,257,073	2,232,212	2,219,602

LOANS:
(In thousands)
Commercial and industrial	$2,642,319	$2,638,195	$2,558,968	$2,528,749	$2,537,545
Commercial real estate:
Commercial real estate	9,016,418	8,719,667	8,313,855	8,018,794	7,585,139
Construction	835,854	824,946	802,568	768,847	776,057
Total commercial real estate	9,852,272	9,544,613	9,116,423	8,787,641	8,361,196
Residential mortgage	2,745,447	2,867,918	2,826,130	3,055,353	3,101,814
Consumer:
Home equity	458,891	469,009	476,820	485,730	491,555
Automobile	1,150,053	1,139,227	1,121,606	1,141,793	1,188,063
Other consumer	600,516	577,141	534,188	499,914	455,814
Total consumer loans	2,209,460	2,185,377	2,132,614	2,127,437	2,135,432
Total loans	$17,449,498	$17,236,103	$16,634,135	$16,499,180	$16,135,987

CAPITAL RATIOS:
Book value	$8.67	$8.59	$8.43	$8.34	$8.29
Tangible book value per common share (2)	5.88	5.80	5.55	5.45	5.40
Tangible common equity to tangible assets (2)	6.90%	6.91%	6.53%	6.58%	6.54%
Tier 1 leverage capital	7.70	7.74	7.35	7.38	7.32
Common equity tier 1 capital	9.12	9.27	8.73	8.74	8.81
Tier 1 risk-based capital	9.76	9.90	9.36	9.39	9.46
Total risk-based capital	11.96	12.15	11.64	11.69	11.79

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

	Three Months Ended
ALLOWANCE FOR CREDIT LOSSES:	March 31,	December 31,	March 31,
($ in thousands)	2017	2016	2016
Beginning balance - Allowance for credit losses	$116,604	$112,914	$108,367
Loans charged-off:
Commercial and industrial	(1,714)	(483)	(1,251)
Commercial real estate	(414)	(131)	(105)
Construction	—	—	—
Residential mortgage	(130)	(116)	(81)
Total Consumer	(1,121)	(911)	(1,074)
Total loans charged-off	(3,379)	(1,641)	(2,511)
Charged-off loans recovered:
Commercial and industrial	848	435	526
Commercial real estate	142	466	89
Construction	—	—	—
Residential mortgage	448	171	15
Total Consumer	563	459	389
Total loans recovered	2,001	1,531	1,019
Net charge-offs	(1,378)	(110)	(1,492)
Provision for credit losses	2,470	3,800	800
Ending balance - Allowance for credit losses	$117,696	$116,604	$107,675
Components of allowance for credit losses:
Allowance for loan losses	$115,443	$114,419	$105,415
Allowance for unfunded letters of credit	2,253	2,185	2,260
Allowance for credit losses	$117,696	$116,604	$107,675
Components of provision for credit losses:
Provision for loan losses	$2,402	$3,832	$729
Provision for unfunded letters of credit	68	(32)	71
Provision for credit losses	$2,470	$3,800	$800
Annualized ratio of total net charge-offs to average loans	0.03%	0.00%	0.04%
Allowance for credit losses as a % of non-PCI loans	0.75%	0.75%	0.77%
Allowance for credit losses as a % of total loans	0.67%	0.68%	0.67%

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

	As Of
ASSET QUALITY: (4)	March 31,	December 31,	March 31,
($ in thousands)	2017	2016	2016
Accruing past due loans:
30 to 59 days past due:
Commercial and industrial	$29,734	$6,705	$8,395
Commercial real estate	11,637	5,894	1,389
Construction	7,760	6,077	1,326
Residential mortgage	7,533	12,005	14,628
Total Consumer	3,740	4,197	3,200
Total 30 to 59 days past due	60,404	34,878	28,938
60 to 89 days past due:
Commercial and industrial	341	5,010	613
Commercial real estate	359	8,642	120
Construction	—	—	—
Residential mortgage	4,177	3,564	3,056
Total Consumer	787	1,147	731
Total 60 to 89 days past due	5,664	18,363	4,520
90 or more days past due:
Commercial and industrial	405	142	221
Commercial real estate	—	474	131
Construction	—	1,106	—
Residential mortgage	1,355	1,541	2,613
Total Consumer	314	209	66
Total 90 or more days past due	2,074	3,472	3,031
Total accruing past due loans	$68,142	$56,713	$36,489
Non-accrual loans:
Commercial and industrial	$8,676	$8,465	$11,484
Commercial real estate	15,106	15,079	26,604
Construction	1,461	715	5,978
Residential mortgage	11,650	12,075	16,747
Total Consumer	1,395	1,174	1,807
Total non-accrual loans	38,288	37,508	62,620
Other real estate owned (OREO)(5)	10,737	9,612	12,368
Other repossessed assets	475	384	495
Non-accrual debt securities (6)	2,007	1,935	2,102
Total non-performing assets	$51,507	$49,439	$77,585
Performing troubled debt restructured loans	$80,360	$85,166	$80,506
Total non-accrual loans as a % of loans	0.22%	0.22%	0.39%
Total accruing past due and non-accrual loans as a % of loans	0.61%	0.55%	0.61%
Allowance for losses on loans as a % of non-accrual loans	301.51%	305.05%	168.34%
Non-performing purchased credit-impaired loans (7)	$25,857	$27,011	$32,987

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

NOTES TO SELECTED FINANCIAL DATA

(1)
Net interest income and net interest margin are presented on a tax equivalent basis using a 35 percent federal tax rate. Valley believes that this presentation provides comparability of net interest income and net interest margin arising from both taxable and tax-exempt sources and is consistent with industry practice and SEC rules.

(2)
This press release contains certain supplemental financial information, described in the Notes below, which has been determined by methods other than U.S. Generally Accepted Accounting Principles ("GAAP") that management uses in its analysis of Valley's performance. Management believes these non-GAAP financial measures provide information useful to investors in understanding Valley's financial results. Specifically, Valley provides measures based on what it believes are its operating earnings on a consistent basis and excludes material non-core operating items which affect the GAAP reporting of results of operations. Management utilizes these measures for internal planning and forecasting purposes. Management believes that Valley's presentation and discussion, together with the accompanying reconciliations, provides a complete understanding of factors and trends affecting Valley's business and allows investors to view performance in a manner similar to management. These non-GAAP measures should not be considered a substitute for GAAP basis measures and results and Valley strongly encourages investors to review its consolidated financial statements in their a substitute for GAAP basis measures and results and Valley strongly encourages investors to review its consolidated financial statements in their entirety and not to rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names.

	As of
	March 31,	December 31,	September 30,	June 30,	March 31,
($ in thousands, except for share data)	2017	2016	2016	2016	2016
Tangible book value per common share:
Common shares outstanding	263,842,268	263,638,830	254,461,906	254,362,314	254,285,434
Shareholders' equity	$2,398,541	$2,377,156	$2,257,073	$2,232,212	$2,219,602
Less: Preferred stock	(111,590)	(111,590)	(111,590)	(111,590)	(111,590)
Less: Goodwill and other intangible assets	(735,595)	(736,121)	(733,627)	(734,432)	(735,744)
Tangible common shareholders' equity	$1,551,356	$1,529,445	$1,411,856	$1,386,190	$1,372,268
Tangible book value per common share	$5.88	$5.80	$5.55	$5.45	$5.40
Tangible common equity to tangible assets:
Tangible common shareholders' equity	$1,551,356	$1,529,445	$1,411,856	$1,386,190	$1,372,268
Total assets	23,220,456	22,864,439	22,368,453	21,809,738	21,727,523
Less: Goodwill and other intangible assets	(735,595)	(736,121)	(733,627)	(734,432)	(735,744)
Tangible assets	$22,484,861	$22,128,318	$21,634,826	$21,075,306	$20,991,779
Tangible common equity to tangible assets	6.90%	6.91%	6.53%	6.58%	6.54%

	Three Months Ended
	March 31,	December 31,	March 31,
Annualized return on average tangible shareholders' equity:	2017	2016	2016
($ in thousands)
Net income	$46,095	$50,090	$36,187
Average shareholders' equity	2,399,159	2,304,208	2,219,570
Less: Average goodwill and other intangible assets	(736,178)	(733,714)	(735,438)
Average tangible shareholders' equity	$1,662,981	$1,570,494	$1,484,132
Annualized return on average tangible shareholders' equity	11.09%	12.76%	9.75%

(3)	The efficiency ratio measures Valley's total non-interest expense as a percentage of net interest income plus total non-interest income.
(4)
Past due loans and non-accrual loans exclude purchased credit-impaired (PCI) loans. PCI loans are accounted for on a pool basis under U.S. GAAP and are not subject to delinquency classification in the same manner as loans originated by Valley.

(5)
Excludes OREO properties related to FDIC-assisted transactions totaling $558 thousand and $2.4 million at December 31, 2016 and March 31, 2016, respectively. These assets are covered by the loss-sharing agreements with the FDIC. There were no covered OREO properties at March 31, 2017.

(6)
Includes other-than-temporarily impaired trust preferred securities classified as available for sale, which are presented at carrying value (net of unrealized losses totaling $745 thousand, $817 thousand and $651 thousand at March 31, 2017, December 31, 2016 and March 31, 2016, respectively) after recognition of all credit impairments.

(7)
Represent PCI loans meeting Valley's definition of non-performing loan (i.e., non-accrual loans), but are not subject to such classification under U.S. GAAP because the loans are accounted for on a pooled basis and are excluded from the non-accrual loans in the table above.

SHAREHOLDERS RELATIONS
Requests for copies of reports and/or other inquiries should be directed to Tina Zarkadas, Assistant Vice President, Shareholder Relations Specialist, Valley National Bancorp, 1455 Valley Road, Wayne, New Jersey, 07470, by telephone at (973) 305-3380, by fax at (973) 305-1364 or by e-mail at tzarkadas@valleynationalbank.com.

VALLEY NATIONAL BANCORP
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(in thousands, except for share data)

	March 31,	December 31,
	2017	2016
Assets	(Unaudited)
Cash and due from banks	$225,443	$220,791
Interest bearing deposits with banks	111,283	171,710
Investment securities:
Held to maturity (fair value of $1,904,523 at March 31, 2017 and $1,924,597 at December 31, 2016)	1,902,329	1,925,572
Available for sale	1,454,331	1,297,373
Total investment securities	3,356,660	3,222,945
Loans held for sale (includes fair value of $11,184 at March 31, 2017 and $57,708 at December 31, 2016 for loans originated for sale)	115,067	57,708
Loans	17,449,498	17,236,103
Less: Allowance for loan losses	(115,443)	(114,419)
Net loans	17,334,055	17,121,684
Premises and equipment, net	289,426	291,180
Bank owned life insurance	392,295	391,830
Accrued interest receivable	68,245	66,816
Goodwill	690,637	690,637
Other intangible assets, net	44,958	45,484
Other assets	592,387	583,654
Total Assets	$23,220,456	$22,864,439
Liabilities
Deposits:
Non-interest bearing	$5,213,451	$5,252,825
Interest bearing:
Savings, NOW and money market	8,902,596	9,339,012
Time	3,215,094	3,138,871
Total deposits	17,331,141	17,730,708
Short-term borrowings	1,644,964	1,080,960
Long-term borrowings	1,634,008	1,433,906
Junior subordinated debentures issued to capital trusts	41,617	41,577
Accrued expenses and other liabilities	170,185	200,132
Total Liabilities	20,821,915	20,487,283
Shareholders’ Equity
Preferred stock (no par value, authorized 30,000,000 shares; issued 4,600,000 shares at March 31, 2017 and December 31, 2016)	111,590	111,590
Common stock (no par value, authorized 332,023,233 shares; issued 263,990,791 shares at March 31, 2017 and 263,804,877 shares at December 31, 2016)	92,370	92,353
Surplus	2,047,357	2,044,401
Retained earnings	188,089	172,754
Accumulated other comprehensive loss	(39,086)	(42,093)
Treasury stock, at cost (148,523 common shares at March 31, 2017 and 166,047 shares at December 31, 2016)	(1,779)	(1,849)
Total Shareholders’ Equity	2,398,541	2,377,156
Total Liabilities and Shareholders’ Equity	$23,220,456	$22,864,439

VALLEY NATIONAL BANCORP
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(in thousands, except for share data)

	Three Months Ended
	March 31,	December 31,	March 31,
	2017	2016	2016
Interest Income
Interest and fees on loans	$175,014	$179,271	$166,071
Interest and dividends on investment securities:
Taxable	17,589	15,656	13,999
Tax-exempt	4,031	4,090	3,690
Dividends	2,151	1,798	1,480
Interest on federal funds sold and other short-term investments	331	280	357
Total interest income	199,116	201,095	185,597
Interest Expense
Interest on deposits:
Savings, NOW and money market	10,183	10,418	9,243
Time	9,553	9,555	9,585
Interest on short-term borrowings	3,901	3,485	1,872
Interest on long-term borrowings and junior subordinated debentures	12,950	13,242	16,744
Total interest expense	36,587	36,700	37,444
Net Interest Income	162,529	164,395	148,153
Provision for credit losses	2,470	3,800	800
Net Interest Income After Provision for Credit Losses	160,059	160,595	147,353
Non-Interest Income
Trust and investment services	2,744	2,733	2,440
Insurance commissions	5,061	4,973	4,708
Service charges on deposit accounts	5,236	5,419	5,103
(Losses) gains on securities transactions, net	(23)	519	271
Fees from loan servicing	1,815	1,688	1,594
Gains on sales of loans, net	4,128	12,307	1,795
Bank owned life insurance	2,463	1,230	1,963
Other	3,635	3,791	3,574
Total non-interest income	25,059	32,660	21,448
Non-Interest Expense
Salary and employee benefits expense	63,716	61,415	60,259
Net occupancy and equipment expense	23,035	21,525	22,789
FDIC insurance assessment	5,127	5,102	5,099
Amortization of other intangible assets	2,536	2,875	2,849
Professional and legal fees	4,695	4,357	3,895
Amortization of tax credit investments	5,324	13,384	7,264
Telecommunication expense	2,659	2,882	2,386
Other	13,860	13,289	13,684
Total non-interest expense	120,952	124,829	118,225
Income Before Income Taxes	64,166	68,426	50,576
Income tax expense	18,071	18,336	14,389
Net Income	46,095	50,090	36,187
Dividends on preferred stock	1,797	1,797	1,797
Net Income Available to Common Shareholders	$44,298	$48,293	$34,390
Earnings Per Common Share:
Basic	$0.17	$0.19	$0.14
Diluted	0.17	0.19	0.14
Cash Dividends Declared per Common Share	0.11	0.11	0.11
Weighted Average Number of Common Shares Outstanding:
Basic	263,797,024	256,422,437	254,075,349
Diluted	264,546,266	256,952,036	254,347,420

VALLEY NATIONAL BANCORP
Quarterly Analysis of Average Assets, Liabilities and Shareholders' Equity and
Net Interest Income on a Tax Equivalent Basis

	Three Months Ended
	March 31, 2017			December 31, 2016			March 31, 2016
	Average		Avg.	Average		Avg.	Average		Avg.
($ in thousands)	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Interest earning assets
Loans (1)(2)	$17,313,100	$175,017	4.04%	$16,779,765	$179,275	4.27%	$15,993,543	$166,075	4.15%
Taxable investments (3)	2,836,300	19,740	2.78%	2,680,175	17,454	2.60%	2,497,986	15,479	2.48%
Tax-exempt investments (1)(3)	612,946	6,201	4.05%	632,011	6,292	3.98%	569,265	5,677	3.99%
Federal funds sold and other
interest bearing deposits	187,118	331	0.71%	296,535	280	0.38%	426,676	357	0.33%
Total interest earning assets	20,949,464	201,289	3.84%	20,388,486	203,301	3.99%	19,487,470	187,588	3.85%
Other assets	2,046,822			2,291,505			2,192,808
Total assets	$22,996,286			$22,679,991			$21,680,278
Liabilities and shareholders' equity
Interest bearing liabilities:
Savings, NOW and money market deposits	$9,049,446	$10,183	0.45%	$9,034,605	$10,418	0.46%	$8,334,289	$9,243	0.44%
Time deposits	3,178,452	9,553	1.20%	3,137,057	9,555	1.22%	3,127,842	9,585	1.23%
Short-term borrowings	1,563,000	3,901	1.00%	1,266,311	3,485	1.10%	1,061,011	1,872	0.71%
Long-term borrowings (4)	1,494,273	12,950	3.47%	1,490,187	13,242	3.55%	1,812,556	16,744	3.70%
Total interest bearing liabilities	15,285,171	36,587	0.96%	14,928,160	36,700	0.98%	14,335,698	37,444	1.04%
Non-interest bearing deposits	5,138,870			5,256,984			4,918,463
Other liabilities	173,086			190,639			206,547
Shareholders' equity	2,399,159			2,304,208			2,219,570
Total liabilities and shareholders' equity	$22,996,286			$22,679,991			$21,680,278
Net interest income/interest rate spread (5)		$164,702	2.88%		$166,601	3.01%		$150,144	2.81%
Tax equivalent adjustment		(2,173)			(2,206)			(1,991)
Net interest income, as reported		$162,529			$164,395			$148,153
Net interest margin (6)			3.10%			3.23%			3.04%
Tax equivalent effect			0.04%			0.04%			0.04%
Net interest margin on a fully tax equivalent basis (6)			3.14%			3.27%			3.08%

(1)	Interest income is presented on a tax equivalent basis using a 35 percent federal tax rate.

(2)	Loans are stated net of unearned income and include non-accrual loans.

(3)	The yield for securities that are classified as available for sale is based on the average historical amortized cost.

(4)	Includes junior subordinated debentures issued to capital trusts which are presented separately on the consolidated statements of condition.

(5)
Interest rate spread represents the difference between the average yield on interest earning assets and the average cost of interest bearing liabilities and is presented on a fully tax equivalent basis.

(6)	Net interest income as a percentage of total average interest earning assets.